May 7, 2010

Mark P. O’Neill
2113 Arkwright Street
Maplewood, MN  55117

Re:           Separation and Release Agreement

Dear Mark:

As we have discussed, your employment with Hypertension Diagnostics, Inc. (“HDI”) will end effective Friday, May 7, 2010.  Although not required to do so, HDI will provide you separation pay to ease your transition to new employment and to provide you an incentive for an effective transition of your duties and responsibilities.  The purpose of this Separation and Release Letter Agreement (“Agreement”) is to set forth the specific separation pay that HDI will provide you in exchange for your agreement to the terms and conditions of this Agreement.  Although we are providing this information to you now, you may not sign this Agreement until on or after your last day of employment (May 7, 2010).

By your signature below, you agree to the following terms and conditions:

1.           End of Employment.  Your employment with HDI ended effective May 7, 2010. Upon your receipt of your final paycheck which includes payment for services through May 7, 2010, less required deductions and withholding, you will have received all wages and compensation owed to you by virtue of your employment with HDI or termination thereof.  Upon your receipt of payment from HDI in the amount of $4,267.17 less required deductions and withholding, which represents payment for 136.549 hours of accrued and unused paid time off (“PTO”) as of May 7, 2010 at your regular rate, you will have received all benefits owed to you by virtue of your employment with HDI or termination thereof.  You are not eligible for any other payments or benefits except for those expressly described in this Agreement, provided that you sign, comply with, and do not rescind this Agreement.

2.           Separation Pay.

a.           Specifically in consideration of your signing this Agreement and the release of claims set forth in Section 3 herein, and subject to the limitations, obligations, and other provisions contained in this Agreement, HDI agrees to pay you a total amount of $2,000.00, less required deductions and withholding, to be paid on the HDI payroll that occurs no less than five (5) business days after the expiration of the rescission periods described in Section 5 below (absent rescission by you); and

b.           Specifically in consideration of your satisfactory completion of the transition requirements outlined in Exhibit 1 and your satisfactory efforts to assist in transitioning your responsibilities as set forth in Section 6 herein, HDI agrees to pay you up to a total of $3,000.00, less required deductions and withholding, to be paid on the HDI payroll that occurs no less than five (5) business days after May 21, 2010 provided that you have satisfactorily completed the transition requirements.

3.           Release of Claims.  Specifically in consideration of the separation pay described in Section 2.a., to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a.           You hereby do release, agree not to sue, and forever discharge HDI (as defined below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney's fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with HDI, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b.           This release includes, without limiting the generality of the foregoing, any claims you may have for wages, salary, bonuses, commissions, penalties, compensation, deferred compensation, vacation pay, paid time off, separation benefits, defamation, invasion of privacy, negligence, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), alleged violation of the United States Constitution, the Minnesota Constitution, the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employment Retirement Income Security Act of 1976, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Fair Credit Reporting Act, 15 U.S.C. §§ 1681 et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., the Genetic Information Nondiscrimination Act of 2008, Pub. L. No. 110-233, 122 Stat. 881 (codified as amended in scattered sections of 29 U.S.C. and 42 U.S.C.), any claim arising under Minn. Stat. Chapters 177 and 181, any claim for discrimination, harassment or retaliation based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, genetic information, status with regard to public assistance, sexual harassment or any other protected status, and any claim for retaliation under Minn. Stat. Chapter 176 or any other claim for retaliation.  You understand and agree that, by signing this Agreement, you waive and release any past, present, or future claim to employment with HDI and you agree not to seek employment with HDI.

c.           You hereby waive any and all relief not provided for in this Agreement.

d.           You are not, by signing this Agreement, releasing or waiving (i) any vested interest you may have in any 401(k), pension or profit sharing plan by virtue of employment with HDI, (ii) any rights or claims that may arise after it is signed, (iii) the post-employment benefits and payments specifically promised to you herein, (iv) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (v) the right to apply for unemployment compensation benefits, (vi) the right to file a charge of discrimination with a governmental agency, although you agree that you will not be able to recover any award of money or damages if you file such a charge or have a charge filed on your behalf, (vii) the right to testify, assist, or participate in an investigation, hearing, or proceeding conducted by the EEOC, or (viii) any rights you have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

e.           HDI, as used in this Section 3, shall mean Hypertension Diagnostics, Inc. and its parent, subsidiaries, divisions, affiliated entities, insurers, if any, and its and their present and former officers, directors, shareholders, trustees, employees, agents, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of HDI, in their official and individual capacities.

4.           Notice of Right to Consult Attorney and Twenty-One (21) Day Consideration Period.  By signing this Agreement, you acknowledge and agree that HDI has informed you by this Agreement that (a) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (b) you are entitled to twenty-one (21) calendar days from the receipt of this Agreement to consider whether the terms are acceptable to you.  HDI encourages you to use the full twenty-one (21) day period to consider this Agreement but you have the right, if you choose, to sign this Agreement prior to the expiration of the twenty-one (21) day period so long as you are doing so on or after your last day of employment with HDI.

5.           Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363A) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.).  You are hereby notified of your right to rescind the release of claims contained in Section 3 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363A, within fifteen (15) calendar days of your signing this Agreement, and with regard to your rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing this Agreement.  The two rescission periods shall run concurrently.  In order to be effective, the rescission must: (a) be in writing; (b) be delivered to Mark N. Schwartz, Hypertension Diagnostics, Inc., 2915 Waters Road, Suite 108, Eagan, MN 55121 by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Mark N. Schwartz, as set forth above, and sent by certified mail, return receipt requested.  This Agreement will be effective upon the expiration of the 15-day period without rescission.  You understand that if you rescind any part of this Agreement in accordance with this Section 5, you will not receive the separation pay described in Section 2.

6.           Assistance to HDI.

a.           Specifically in consideration of the separation pay described in Section 2.b., to which you would not otherwise be entitled, by signing this Agreement you agree to exert your best efforts to effect a smooth, nondisruptive, speedy and effective transition of your employment duties and responsibilities to other HDI employees beginning immediately upon receipt of this Agreement and, to the fullest extent possible, ending May 7, 2010, but continuing through May 21, 2010 pursuant to HDI’s specific requests to the extent necessary.  You further agree to fully cooperate with HDI’s requests and instructions to that end.  Notwithstanding the foregoing, to the extent you inform HDI that any request by HDI under this Section 6 during the period May 17, through May 21, 2010 will interfere with your ability to find and take other employment, HDI and you agree to arrange a mutually convenient time for you to fulfill your obligations hereunder.

b.           To the extent that fulfillment of your obligations under this Section 6 requires you to devote more than de minimis time and effort during the period May 17 through May 21, 2010, HDI will pay you as an independent contractor for such services at the rate of $35 per hour, the total amount of which will be deducted from the separation pay described in Section 2.b.   By way of illustration, if HDI pays you for 10 hours of contractor time during the period May 17, through May 21, 2010, for a total payment of $350, the total separation pay which will be available to you under Section 2.b. shall be $2,650.

c.           By signing this Agreement, you acknowledge and agree that, should the CEO determine that you did not exert your best efforts to effect a smooth, nondisruptive, speedy and effective transition of your employment duties and responsibilities as required under this Section 6, HDI shall have the right to delay the separation payment under Section 2.b. of this Agreement until such time as you have satisfactorily fulfilled the obligations of this Section 6 or to cancel such separation payment in its entirety.  If such delay or cancellation occurs, all the other provisions of this Agreement shall remain in full force and effect.

d.           Additionally, by signing this Agreement you also agree to make yourself available to HDI during the 2010 year-end close and audit process should HDI require your assistance for consulting work related to those processes.  Should HDI require your assistance for such work, HDI would retain you as an independent contractor on an hourly basis at the rate of $35 per hour.

7.           Return of Property.  By signing this Agreement, you acknowledge and agree that all documents and materials relating to the business of, or the services provided by HDI are the sole property of HDI.  By signing this Agreement, you further agree and represent that you have returned to HDI all of its property, including but not limited to, all customer records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of, HDI.  This also includes identifying any and all online accounts, providing clear instructions on how to access those accounts, and providing the passwords or other necessary logon information that you may have arranged on behalf of HDI or that you have used in connection with your duties at HDI.  For example, the online accounts to pay various state sales or use taxes; the online accounts for Paychex Payroll or 401-K account administration; the online Stamps.com accounts.  By signing this Agreement, you also agree and represent that you have deleted all HDI files and other information (whether or not confidential and/or proprietary) from any and all personal media (including, but not limited to, computers, Blackberries, PDA’s, cell phones, etc.).

8.           Confidential and/or Proprietary Information.  By signing this Agreement, you acknowledge and agree that you have had access in your employment with HDI to confidential and/or proprietary information of HDI and further acknowledge and agree that the release or disclosure of any confidential and/or proprietary information of HDI will cause HDI irreparable injury.  By signing this Agreement, you acknowledge that you have not used or disclosed, and agree that you will not at any time use or disclose, to any other entity or person, directly or indirectly, any confidential and/or proprietary information of HDI.  For purposes of this Agreement, the term “confidential and/or proprietary information” shall include, but not be limited to: customer lists and information pertaining to customer lists; contact lists; and information about the personal or business affairs of HDI’s customers, vendors, or employees.

9.           Nondisparagement and Confidentiality.  You promise and agree not to disparage HDI.  You also promise and agree not to disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding either (a) the contents and terms of this Agreement, or (b) the substance and/or nature of any dispute between HDI and any employee or former employee, including yourself.  You agree that the only people with whom you may discuss this confidential information are your legal and financial advisors and your immediate family, provided they agree to keep the information confidential, or as otherwise required by law.  Provided, however, that nothing in this Section 9 shall: (i) prevent you from providing a copy of this Agreement to a human rights agency including, but not limited to, the Equal Employment Opportunity Commission, to demonstrate that you have knowingly and voluntarily executed a separation agreement and general release of claims; (ii) limit your obligation to give truthful testimony or information to a court or governmental agency, when required to do so by subpoena, court order, law, or administrative regulation; or (iii) limit your legal right to testify, assist, or participate in an investigation, hearing or proceeding conducted regarding a charge of discrimination filed with a governmental agency.

10.           Remedies.  If you breach any term of this Agreement, HDI may commence legal action and pursue its available legal and equitable remedies.  If HDI seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

11.           Non-Admission.  It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by HDI or you of any liability or unlawful conduct whatsoever.  HDI and you specifically deny any liability or unlawful conduct.

12.           Successors and Assigns.  This Agreement is personal to you and may not be assigned by you without the written agreement of HDI.  The rights and obligations of this Agreement shall inure to the successors and assigns of HDI.

13.           Enforceability.  If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible.  If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

14.           Law Governing.  This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota.

15.           Full Agreement.  This Agreement contains the full agreement between you and HDI and may not be modified, altered, or changed in any way except by written agreement signed by both parties.  The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties, except for any agreements you have with HDI will respect to confidentiality, non-competition, non-solicitation and the like, which shall remain in full force and effect.

16.           Acknowledgment of Reading and Understanding.  By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 3, and understand that the release of claims is a full and final release of all claims you may have against HDI and the other entities and individuals covered by the release.  By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.

17.           Expiration of Offer.  The offer contained in this Agreement shall automatically expire at midnight on the twenty-first (21st) calendar day after you receive it not counting the date of receipt (the “Expiration Date”).  After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, you should evidence your agreement to the terms of this Agreement by dating and signing both copies no later than the Expiration Date.  After you sign the Agreement, you should promptly return one copy of this Agreement to me.  You should keep the other copy for your records.  If you do not sign this Agreement by the Expiration Date and promptly return it to me, then the offer contained in this Agreement shall automatically be revoked and you shall not receive the separation pay described in Section 2 of this Agreement.

Sincerely,

HYPERTENSION DIAGNOSTICS, INC.

/s/ Mark N. Schwartz
Mark N. Schwartz
Chairman and Chief Executive Officer

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, Mark P. O’Neill, acknowledge and agree that I have read this Separation and Release Letter Agreement carefully.  I understand all of its terms.  In signing this Separation and Release Letter Agreement, I have not relied on any statements or explanations made by HDI except as specifically set forth in this Separation and Release Letter Agreement.  I have had adequate time to consider whether to sign this Separation and Release Letter Agreement and am voluntarily and knowingly releasing my claims against HDI as defined in this Separation and Release Letter Agreement.  I intend this Separation and Release Letter Agreement to be legally binding.  I am signing this Separation and Release Letter Agreement on or after my last day of employment with HDI.

Accepted this 7th day of  May, 2010.

/s/ Mark P. O’Neill
Mark P. O’Neill

Exhibit 1

Transition Plan for Accounting Manager

Satisfactory transition, as determined by the CEO, of the following job duties and responsibilities such that the person taking over your responsibilities can: 1) perform the following tasks; 2) have adequate written documentation on how to perform those responsibilities, procedures and tasks; 3) know the location of the files and records for these activities:

1)  Access, Login, Passwords, and use of company systems

Great Plains

ITS

FRx

ACT

LAN (network) and location of all files, documents, spreadsheets, PDFs,

SEC filings

Edgarization software

Paychex Payroll access

Stamps.com

Bank accounts to access data on all accounts at: HF, WF, Union, Western

Sales and use tax filing online for various states: CA, NJ, NY, PA, TX, FL, and other states

Credit Card Processor

2)  Human resources administration
Payroll processing with Paychex - must get done prior to Monday

401-K administration with Great West and other 401-K service providers

Management of medical insurance plans and payment to BCBS

Management of dental insurance plans and payment to Meritain

Management of life insurance plans and payment to Northwestern Mutual

Management of disability insurance plans and payment to Unum Provident

Administration of unemployment claims

Administration of Paid Time Off calculations

Dissemination of PTO reports to each employee

Employee benefits: medical and dental insurance

Employee files

Management of United Way payments

3)   Invoicing, Collections and Managing Account Receivables

Creating an invoice from a sales order

Creating an A/R from the invoice

Posting the payment against the invoice and recording the transaction in Great Plains

Revenue Recognition for Sales, Warranties, Rental Units, Parts & Supplies

Posting the sale to the Financial Revenue Summary Report

Prepare customer invoices for rental customers, extended warranties, parts & supplies

Disseminate customer invoices

Administer collections of receivables

Prepare weekly Receivable Report

How to turn off machines of delinquent rental customers and record actions in ACT

4)      Maintaining the Company’s Great Plains accounting information system including:

Accounts payable

Billing run: preparation, timing and distribution

Check run: preparation, timing and distribution - must get done on Tuesday

Cash applications

Inventory

Fixed Assets

General ledger-accruals

Bank reconciliations

Equity accounting

Journal entries

5)    Managing the company’s cash and banking relationships, including:

Deposits

Checking

Bank reconciliations

ACH payment processing

Credit card processing

Procedures and process for transferring balances between accounts and between banks

Online access

6)      Maintaining fixed asset records

Depreciation Schedules

Procedure for expensing vs. capitalizing and depreciating

7)      Administration of royalty payments

Preparing schedule of royalty payments due University of Minnesota

Timing of payments of University of Minnesota

Expiration Dates on Patents and Impact on Royalty Payments

8)      Management of extended warranty purchases

Preparing audit schedule for warranties

Accrual accounting for extended warranties

9)  Management of payables

Check run

Invoice coding

Expense report coding

10)      Preparing various tax filings:

Federal income tax filing due 9/30

State income tax filings for MN, NJ, and CA due 9/30

Sales and use tax filings for every state sold into the previous month

States likely to file in: New Jersey, Pennsylvania, California

Process of paying sales tax online

Timing of when sales tax is due for each state

11)      Managing the quarterly and annual closing of financial records process

Accruals for various accounts

Reconciliations for various accounts

Rental revenue recognition

Contract service revenue recognition

12)      Preparing all financial statements on an SEC and GAAP basis each quarter and annually

Balance Sheet

Statement of Operations

Statement of Cash Flows

Statement of Shareholders Equity

Notes to Financial Statements

13)  Managing all requisite SEC filings:

Text, tables, and exhibits for 10-Qs

Text, tables, and exhibits for 10-Ks

Text and exhibits for 8-Ks

Text for SEC Comment Letters

Process, procedures, codes, PINs, for test filings with SEC

Process, procedures, codes, PINs, for actual filings with SEC

Communication with the SEC on filings

Drafting of quarterly press release: text and tables

Sending final press release to EDGARfilngs with instructions on when to file

14)  Use of Edgarization software to make SEC filings

How to contact EDGARfilings and get assistance and training

Edgarization of 10-Qs: text, tables, and exhibits

Edgarization of 10-Ks: text, tables, and exhibits

Edgarization of 8-Ks: text and exhibits

Edgarization of SEC comment letters

Edgarization of Form 3, 4, and Schedule 13-D

How to log on to HDI's software license from EDGARfilings

15)  Preparations for and managing the audit by the outside auditors, including:

Coordinate and assist auditors with their audit fieldwork, including:

o        Inventory Observation

o        Final Accounts Receivable Aging

o        Confirmations Mailed to Accounts Receivable

o        Legal Letter Mailed

o        Trial Balance preparation

Scheduling and assistance during Fieldwork

Audit Committee arrangements and Audit Committee secretary

Scheduling Audit Committee Meetings with audit committee members and auditors

Preparing agenda for Audit Committee Meetings

Preparing and finalizing minutes for Audit Committee Meetings

Management of Disclosure committee

Drafting agenda for Disclosure Committee Meetings

Scheduling Disclosure Committee Meetings

Preparing minutes for Disclosure Committee Meetings

Reviewing Management Representation Letter Sent to Auditors

Preparation and management of timeline process and list of schedules

Preparation of all schedules for quarterly reviews and year-end audits

o        Accounts Receivable Aging

o        Accounts Receivable Summary

o        Accounts Receivable unit sales detail listing

o        Inventory Reconciliation with Stock Status Report

o        Inventory Reserve Allowance

o        Fixed Asset Roll forward

o        Fixed Asset Depreciation Schedules

o        Accounts Payable - Open Payables

o        Accrued Payroll

o        Accrued Vacation / PTO

o        Pre-Paid: Expenses & Insurance

o        Accrued Expenses & Other Accruals

o        CEO Deferred Equity Compensation

o        Gross up FICA CEO Deferred Equity Compensation

o        Equity Summary

o        Cash Flow Worksheet

o        Cash Summary

o        Balance Sheet

o        Income Statement

o        Trial Balance

o        Preferred Stock Conversion Worksheet

o        Series A Preferred Stock Ledger

o        Liquidity Preference Calculation

o        Weighted -Average Shares Outstanding

o        Aggregated Stock Option Expense Allocation

o        Stock Option Grant Ledger & Stock Option Plans

o        Stock Option Summary and History for 4 + 1 Plans

o        Black Scholes Calculation for Option Valuation

o        Volatility Calculation

o        Security Ownership - Certain Beneficial Owners

o        4000 and 4600 Tie Out : Sales v. CGS

o        4005 and 4008 Tie Out: Misc Sales v. CGS

o        Financial Revenue Summary

o        Royalties Summary

o        Warranty Maintenance Contracts

o        Deferred Rent

o        NOL Carry forward Schedule

o        Compensation Tables for 10-K

o        Board Meeting Minutes

o        Receivable Confirmations

o        Rent Expense and Commitments

o        Non Cash Charges - Operating Activities

o        Support for Quarterly Press Release Data

16)  Sarbanes Oxley work, including revising the Company’s:

  Revising Risk analysis and risk mapping

 Revising Documentation of Controls

 Testing of controls: Completion of audit programs by cycle; Control matrices; Entity level testing

17)  Preparing various management reports:

Weekly Receivable Report: preparation, timing and distribution

Weekly Cash Burn Rate Report: preparation, timing and distribution

Weekly Check Approval Report: preparation, timing and distribution

Bi-weekly Payroll Approval Report: preparation, timing and distribution

Monthly Financial Revenue Summary Report: preparation, timing and distribution

18)  Expense Report management

Process employee expense reports

Accounting for various expense categorizes

Pay company credit cards

19)  Office management

Rental and CAM, tax payments to Welsh Companies, property management company

Timing

Accounting

Supervise maintenance issues for fixtures and equipment

Utility bill management and payment

Shipping company management and bill paying

Waste disposal management and bill paying

Management of postage and Stamps.com

20)  Insurance including solicitation of quotes and negotiation of premiums for:

Director’s and Officers insurance

Worker’s Compensation insurance

Property insurance

Liability insurance

Product Liability insurance

Employer Liability insurance

Foreign Liability insurance

21) Equity Accounting

Understand how to accounting treatment and book equity transactions

Issuance of common stock

Issuance of preferred stock

Maintaining and updating preferred stock ledger

Conversion of preferred stock into common stock

Exercise of warrants

Grant of stock options

Expensing stock options expense

Maintain stock option ledger and stock option plan schedules

Accounting treatment for the exercise of stock options

Preparation of Statement of Shareholders Equity